Exhibit 10.2

TAX MATTERS AGREEMENT

by and between

SPX CORPORATION

and

SPX FLOW, Inc.

Dated as of [•], 2015

i

ii

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of [•], 2015, by and between SPX Corporation, a Delaware corporation (“SPX” or “Infrastructurco”), and SPX FLOW, Inc., a Delaware corporation and wholly-owned subsidiary of SPX (“Flowco”) (each a “Party” and together, the “Parties”).

R E C I T A L S:

WHEREAS, SPX currently conducts the Infrastructurco Business and the Flowco Business directly and through its Subsidiaries, and is the common parent of an affiliated group (within the meaning of Section 1504 of the Code) of corporations filing a consolidated return for U.S. federal income tax purposes (the “SPX Consolidated Group”);

WHEREAS, the Board of Directors of SPX has determined that it is in the best interests of SPX and its stockholders to separate SPX into two separate, publicly traded companies: (i) Infrastructurco, which will continue to conduct, directly and through its Subsidiaries, the Infrastructurco Business, and (ii) Flowco, which will conduct, directly and through its Subsidiaries, the Flowco Business;

WHEREAS, in order to effect such separation, (i) SPX and certain of its Subsidiaries will enter into the transactions described in the Reorganization Steps Plan (such transactions, excluding the Flowco Asset Transfer and the Distribution, the “Restructuring”); (ii) pursuant to the Reorganization Step Plan, SPX will, and will cause certain of its Subsidiaries to, transfer (directly or indirectly) the Flowco Assets to Flowco in actual or constructive exchange for (a) the issuance by Flowco to SPX of shares of the common stock of Flowco, (b) the substitution of Flowco for SPX as the obligor under the Notes, (c) the distribution by Flowco to SPX of the proceeds of Flowco debt issued to one or more banks pursuant to the Flowco Financing Arrangements (the “Debt Proceeds”), and (d) the assumption by Flowco (directly or indirectly) of the Flowco Liabilities (the transactions described in this clause (ii), the “Flowco Asset Transfer”); (iii) SPX will use the Debt Proceeds to repay historic third-party indebtedness; and (iv) SPX will distribute all of the common stock of Flowco to the holders of SPX Common Stock as of the Record Date on a pro rata basis (the “Distribution”);

WHEREAS, the Distribution is motivated in whole or substantial part by the corporate business purpose of enhancing the fit and focus of the Infrastructurco Business and the Flowco Business, including by (i) allowing management to focus exclusively on either the Infrastructurco Business or the Flowco Business, (ii) more closely aligning management incentives with the goals and objectives of either the Infrastructurco Business or the Flowco Business through equity compensation, and (iii) allowing Flowco to fund acquisitions with its equity on significantly more favorable terms than those that would be available to Infrastructurco;

WHEREAS, the Parties intend, for U.S. federal income tax purposes, for (i) certain steps of the Restructuring to qualify as tax-free transactions; (ii) the Flowco Asset Transfer to qualify as a reorganization described in Section 368(a)(1)(D) of the Code; (iii) the substitution of Flowco for SPX as the obligor under the Notes to be treated as an issuance by Flowco to SPX of

“securities” (within the meaning of Section 361(a) of the Code) in partial consideration for the Flowco Asset Transfer (in an exchange governed by Section 361(a) of the Code), followed by a distribution by SPX of such securities to holders of the Notes in exchange for the Notes (in an exchange governed by Section 355(a)(1)(A)(ii) of the Code); and (iv) the Distribution to qualify as a transaction described in Section 355(a) of the Code;

WHEREAS, as a result of the Distribution, the Flowco Entities that were members of the SPX Consolidated Group will cease to be members of the SPX Consolidated Group (the “Deconsolidation”); and

WHEREAS, the Parties intend in this Agreement to allocate economic responsibility for Taxes arising prior to, as a result of, and subsequent to the Distribution, and to provide for and agree upon certain other matters relating to Taxes.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Any capitalized term used in this Agreement but not defined herein shall have the meaning ascribed to it in the Separation Agreement.  For purposes of this Agreement, the following terms shall have the following meanings:

“Agreement” has the meaning set forth in the preamble.

“Carryback” has the meaning set forth in Section 3.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Counsel” means (i) Fried, Frank, Harris, Shriver & Jacobson LLP, with respect to the Flowco Asset Transfer and the Distribution, and (ii) Baker & McKenzie LLP, with respect to the Restructuring.

“Debt Proceeds” has the meaning set forth in the recitals.

“Deconsolidation” has the meaning set forth in the recitals.

“Distribution” has the meaning set forth in the recitals.

“Distribution Date” means the date of the consummation of the Distribution, which shall be determined by the Board of Directors of SPX in its sole and absolute discretion.

“Due Date” means (a) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Law and (b) with respect to a payment of Taxes, the date on which such payment is required to be made to avoid the incurrence of interest, penalties and/or additions to tax.

“Effective Time” means the time at which the Distribution is effective on the Distribution

Date.

“Final Determination” means any final resolution of liability for any Tax for any taxable period, by or as a result of (a) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed, (b) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of any other jurisdiction, which resolves the entire Tax liability for any taxable period, (c) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax, or (d) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

“Flowco” has the meaning set forth in the preamble.

“Flowco Entity” means any of Flowco and any entity (including any predecessor thereof) that will be a Subsidiary of Flowco immediately after the Effective Time.

“Flowco Prohibited Event” means any Prohibited Event that Flowco causes or permits to occur.

“Flowco PTI Taxes” means any U.S. federal income taxes resulting from a Final Determination and attributable to amounts included in the gross income of a Flowco Entity or an Infrastructurco Entity under Section 951(a) of the Code on account of a Flowco Entity that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code), to the extent that no Infrastructurco Entity received, prior to the Effective Time, a distribution of the earnings and profits corresponding to such income inclusion.

“Income Tax” means any income, franchise or similar tax based upon, measured by or calculated by reference to net income or net profits (including any liability under Treasury Regulations Section 1.1502-6), together with any interest, penalty or addition attributable thereto.

“Infrastructurco” has the meaning set forth in the preamble.

“Infrastructurco Entity” means any of Infrastructurco and any entity (including any predecessor thereof) that will be a Subsidiary of Infrastructurco immediately after the Effective Time.

“Infrastructurco Prohibited Event” means any Prohibited Event that Infrastructurco causes or permits to occur.

“IRS” means the U.S. Internal Revenue Service.

“Notes” means SPX’s 6.875 % Senior Notes due 2017 subject to the Indenture.

“Opinions” means the opinions of Counsel with respect to certain Tax aspects of the Transactions.

“Party” and “Parties” have the meanings set forth in the preamble.

“Past Practice” means past custom, practices, accounting methods, elections and conventions.

“Permitted Carryback” has the meaning set forth in Section 3.4.

“Post-Distribution Period” means any taxable period (or portion thereof) beginning after the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period beginning after the Distribution Date.

“Pre-Distribution Period” means any taxable period (or portion thereof) ending on or before the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Distribution Date.

“Pre-Distribution Flowco State Income Taxes” means any U.S. state Income Taxes incurred by any Flowco Entity in any Pre-Distribution Period (excluding, for the avoidance of doubt, any such Taxes that are attributable to any action taken by a Flowco Entity on the Distribution Date after the Effective Time).

“Prohibited Event” has the meaning set forth in Section 4.2(a).

“Refund” means any refund of Taxes or any credit for Taxes in lieu thereof, including any interest payable thereon or with respect thereto.

“Restructuring” has the meaning set forth in the recitals.

“Ruling Request” means the request for rulings submitted to the IRS by Counsel on January 21, 2015, regarding the U.S. federal income tax treatment of the substitution of Flowco for SPX as the obligor under the Notes (including the exhibits thereto and any supplemental submissions).

“Separation Agreement” means that certain Separation and Distribution Agreement entered into as of [•], 2015, by and between SPX and Flowco, which sets forth the principal arrangements between SPX and Flowco with respect to the Separation.

“Spin-Off Taxes” means any Taxes that are not attributable to a Prohibited Event and that are attributable to (i) the Restructuring, the Flowco Asset Transfer, the Distribution or the Deconsolidation or (ii) the settlement of any intercompany receivable, payable, loan or other account between any Flowco Entity and any Infrastructurco Entity pursuant to Section 2.4 of the Separation Agreement.

“SPX” has the meaning set forth in the preamble.

“SPX Consolidated Group” has the meaning set forth in the recitals.

“SPX Consolidated Taxes” means any U.S. federal, state or local Income Taxes reported or reportable on any Tax Return filed or required to be filed by an Infrastructurco Entity in its capacity as the common parent of an affiliated (or similar) group of corporations that reports its U.S. federal, state or local Income Taxes, respectively, on a consolidated (or similar) basis.

“Straddle Period” means any taxable period that begins on or before and ends after the Distribution Date.

“Tax” means any tax, charge, fee, duty, levy, impost, or other similar assessment, in each case imposed by any governmental authority, including, but not limited to, any net income (including any liability under Treasury Regulations Section 1.1502-6(a)), gross income, gross receipts, excise, real property, personal property, sales, use, service, service use, license, lease, capital stock, transfer, recording, franchise, business organization, occupation, premium, environmental, windfall profits, profits, customs, payroll, unclaimed property, wage, withholding, social security, employment, unemployment, insurance, severance, workers compensation, excise, stamp, alternative minimum, estimated, value added, ad valorem or other tax, in each case, together with any interest, penalty or addition attributable thereto.

“Tax Attribute” means any net operating loss, capital loss, investment tax credit carryover, earnings and profits, foreign tax credit carryover, overall foreign loss, previously taxed income, separate limitation loss or any other loss, deduction, credit or other comparable item.

“Tax Benefit” means any Refund, deduction, credit, or other item that reduces the amount of Taxes otherwise required to be paid.

“Tax-Free Status of the Transactions” means the tax-free treatment for which certain of the Transactions are intended to qualify, as described in the Opinions.

“Tax Materials” means (i) the Opinions, (ii) the representation letters from SPX and Flowco upon which Counsel will rely in rendering the Opinions, (iii) the Ruling Request, and (iv) any other materials delivered or deliverable by SPX or Flowco in connection with the rendering by Counsel of the Opinions or the consideration by the IRS of the Ruling Request.

“Tax Proceeding” means any audit, assessment, review, examination or other proceeding (including any appeal thereof) administered by any Taxing Authority for the purpose of determining or redetermining any Tax or Refund, including any proceeding relating to a competent authority determination.

“Tax Return” means any return, report, declaration, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any amendment thereof) supplied to, filed with, or required to be supplied to or filed with, a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or Refund or the administration of any Law relating to any Tax or Refund.

“Taxing Authority” means any governmental authority (including any subdivision, agency, commission or entity thereof) or any quasi-governmental or private body having jurisdiction over the assessment, determination, administration, collection or imposition of any Tax.

“Transactions” means the transactions described in the Reorganization Steps Plan.

“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Treasury Department.

“Unqualified Tax Opinion” means a “will” opinion, without substantive qualifications, of a nationally recognized law or accounting firm, which firm is reasonably acceptable to the Party not receiving such Unqualified Tax Opinion.

“U.S.” means the United States of America.

ARTICLE II
ALLOCATION OF TAXES AND REFUNDS

Section 2.1                           Responsibility for Taxes.  Economic responsibility for Taxes shall be allocated between the Parties as follows:

(a)                                 Infrastructurco shall be responsible for:

(i)                                     any Taxes attributable to any of the activities of the Infrastructurco Business or any of the Infrastructurco Assets or Infrastructurco Liabilities;

(ii)                                  any SPX Consolidated Taxes;

(iii)                               any Pre-Distribution Flowco State Income Taxes;

(iv)                              any sales, use, unclaimed property or escheat taxes incurred in any Pre-Distribution Period with respect to SPX’s corporate headquarters;

(v)                                 any Taxes attributable to an Infrastructurco Prohibited Event; and

(vi)                              any Spin-Off Taxes;

provided, however, that Infrastructurco shall not be responsible for any Taxes for which Flowco is responsible under clause (ii) or clause (iii) of Section 2.1(b).

(b)                                 Flowco shall be responsible for:

(i)                                     any Taxes that are (A) attributable to any of the activities of the Flowco Business or any of the Flowco Assets or Flowco Liabilities and (B) not described in Section 2.1(a);

(ii)                                  all Flowco PTI Taxes for any taxable year, but only if all Flowco PTI Taxes in such taxable year exceed, in the aggregate, $100,000 (in which case, for the avoidance of doubt, Flowco shall be responsible for all such Flowco PTI Taxes); and

(iii)                               any Taxes attributable to a Flowco Prohibited Event, but only if such Taxes exceed, in the aggregate, $100,000 (in which case, for the avoidance of doubt, Flowco shall be responsible for all such Taxes).

Section 2.2                           Entitlement to Refunds.  Refunds shall be allocated between the Parties as follows:

(a)                                 Infrastructurco shall be entitled to any Refund in respect of Taxes for which Infrastructurco is responsible pursuant to Section 2.1(a), except to the extent such Refund is attributable to a Permitted Carryback.

(b)                                 Flowco shall be entitled to (i) any Refund in respect of Taxes for which Flowco is responsible pursuant to Section 2.1(b) and (ii) any other Refund, to the extent such Refund is attributable to a Permitted Carryback.

Section 2.3                           Straddle Periods.  To the extent necessary for purposes of this Agreement, any Tax incurred with respect to any Straddle Period shall be apportioned between the Pre-Distribution portion and the Post-Distribution portion of such Straddle Period as follows:

(a)                                 any such Tax based on or measured by income, receipts, services or transactions (including Income Taxes and sales, use, withholding, payroll and other employment taxes, but not including real and personal property taxes) shall be apportioned between the Pre-Distribution portion and the Post-Distribution portion of such Straddle Period based on an interim closing of the books as of the Effective Time; provided, however, that any exemption, allowance or deduction that is calculated on an annual or periodic basis shall be apportioned on a per diem basis; and

(b)                                 any such Tax not described in Section 2.3(a) shall be apportioned between the Pre-Distribution portion and the Post-Distribution portion of such Straddle Period on a per diem basis.

Section 2.4                           Temporary Differences.  If, as a result of a Final Determination relating to Taxes for which Infrastructurco or Flowco is responsible under Section 2.1(a) or Section 2.1(b), respectively, any Flowco Entity or any Infrastructurco Entity, respectively, reports, with respect to any taxable year, any Tax Benefit that (a) results in Tax savings for such taxable year of at least $50,000 and (b) it would not have reported but for such Final Determination (including, for the avoidance of doubt, any Tax Benefit resulting from the election under Section 336(e) of the Code described in Section 4.4), then such Flowco Entity or Infrastucturco Entity, as the case may be, shall make a payment to Infrastructurco or Flowco, respectively, equal to the actual reduction of Taxes attributable to such Tax Benefit (determined on a with and without basis), such payment to be made promptly after filing the annual U.S. federal corporate income tax return on which such Tax Benefit is reported (i.e., if such a Final Determination results in Tax Benefits over multiple taxable years, payments shall be made only as and when any reduction in annual Taxes attributable to such Tax Benefits occurs).

ARTICLE III
TAX RETURNS

Section 3.1                           Responsibility for Preparation, Filing and Payment.  With respect to any Tax Return for a Pre-Distribution Period or Straddle Period required to be filed by an Infrastructurco Entity or a Flowco Entity:

(a)                                 Infrastructurco shall prepare and file, or cause to be prepared and filed, any such Tax Return required by Law to be filed by an Infrastructurco Entity, and shall pay or cause to be paid any Taxes shown to be due and owing thereon; and

(b)                                 Flowco shall prepare and file, or cause to be prepared and filed, any such Tax Return required by Law to be filed by a Flowco Entity, and shall pay or cause to be paid any Taxes shown to be due and owing thereon;

provided, however, that, in the case of any such consolidated or combined tax return, each non-filing entity included in such tax return shall, at the request of the filing entity, prepare and deliver to the filing entity any supporting tax returns or other documents that relate to such non-filing entity and are necessary to the preparation of such consolidated or combined tax return; and

provided, further, that (x) Flowco shall prepare and file, or cause to be prepared and filed, any such Tax Return relating to sales or use taxes, and (y) Infrastructurco shall prepare and file, or cause to be prepared and filed, any such Tax Return relating to unclaimed property or escheat taxes.

Section 3.2                           Consistent with Past Practice.  Unless otherwise agreed by the Parties, and except to the extent otherwise required by applicable Law, each Tax Return described in Section 3.1 shall be prepared in a manner consistent with Past Practice.

Section 3.3                           Closing of Flowco Taxable Year.  Infrastructurco and Flowco shall use reasonable best efforts to close the taxable year of each Flowco Entity for all U.S. federal and state income tax purposes as of the end of the Distribution Date, to the extent permitted by applicable Law.

Section 3.4                           Carrybacks.  Except to the extent otherwise consented to by Infrastructurco or prohibited by applicable Law, Flowco shall cause each Flowco Entity to elect to relinquish, waive or otherwise forego the carryback of any loss, credit or other Tax Attribute from any Post-Distribution Period to any Pre-Distribution Period or Straddle Period (a “Carryback”).  In the event that a Flowco Entity is permitted under the preceding sentence to effect a Carryback (such Carryback, a “Permitted Carryback”), Infrastructurco shall cooperate with Flowco in seeking any corresponding Refund; provided, however, that Flowco shall indemnify and hold the Infrastructurco Entities harmless from and against any and all collateral Tax consequences resulting from or caused by such Permitted Carryback, including, without limitation, the loss or postponement of any benefit from the use of Tax Attributes generated by an Infrastructurco Entity if (a) such Tax Attributes expire unutilized, but would have been utilized but for such Carryback, or (b) the use of such Tax Attributes is postponed to a later taxable period than the taxable period in which such Tax Attributes would have been utilized but for such Carryback.

Section 3.5                           Tax Attributes.

(a)                                 Infrastructurco and Flowco shall, prior to any relevant Due Date, jointly determine in good faith the allocation of Tax Attributes arising in Pre-Distribution Periods and in existence immediately after the Effective Time between Infrastructurco Entities and Flowco Entities in accordance with applicable Law, including Treasury Regulations Sections 1.1502-

9T(c), 1.1502-21, 1.1502-21T, 1.1502-22, 1.1502-79 and, if applicable, 1.1502-79A (and any applicable state, local and foreign Laws); provided, however, that:

(i)                                     earnings and profits shall be allocated in accordance with Code Section 312(h) and Treasury Regulations Section 1.312-10(a);

(ii)                                  any earnings and profits allocated to any Flowco Entity shall include both non-previously taxed income within the meaning of Code Section 959(c)(3) and previously taxed income (as defined in Code Section 959(a));

(iii)                               Infrastructurco shall be entitled to make any determination as to (A) basis, and (B) valuation, and shall make such determination consistent with Past Practice, where applicable.

For the avoidance of doubt, any previously taxed income (as defined in Code Section 959(a)) in existence immediately after the Effective Time shall be allocated to the corporation to which such previously taxed income is attributable for U.S. federal income tax purposes (including any successor to such corporation). Infrastructurco and Flowco hereby agree to compute all Taxes for Post-Distribution Periods consistently with the determination of the allocation of Tax Attributes pursuant to this Section 3.5(a) unless otherwise required by a Final Determination.

(b)                                 To the extent that the amount of any Tax Attribute is later reduced or increased by a Taxing Authority or Tax Proceeding, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to Section 3.5(a), except to the extent otherwise required by applicable Law.

Section 3.6                           Treatment of Deductions Associated with Equity-Related Compensation.

(a)                                 From and after the Distribution Date, only the current or most recent employer of the relevant employee may claim any Tax deduction in respect of any equity award or other incentive compensation of such employee described in Section [•] of the Employee Matters Agreement, except to the extent otherwise required by applicable Law.

(b)                                 If, as a result of a Final Determination, an Infrastructurco Entity or Flowco Entity realizes a Tax Benefit from a deduction to which a Flowco Entity or Infrastructurco Entity, respectively, is entitled pursuant to Section 3.6(a), then Infrastructurco or Flowco, as the case may be, shall pay or cause to be paid to Flowco or Infrastructurco, respectively, an amount equal to the value of such Tax Benefit (determined on a with and without basis), such payment to be made promptly after filing the Tax Return on which such Tax Benefit is reflected.

Section 3.7                           Review Rights—Material Adverse Effect.  If a Tax Return prepared by an Infrastructurco Entity or a Flowco Entity pursuant to Section 3.1 takes a position that would reasonably be expected to materially adversely affect any Flowco Entity or any Infrastructurco Entity, respectively, the Party responsible for preparing such Tax Return under Section 3.1 shall deliver a draft of such Tax Return (or of the relevant portions of such Tax Return) to the non-preparing Party for its review and comment, such delivery to be made a reasonable amount of time prior to the Due Date (it being understood and agreed that in the case of any such Tax Return for U.S. federal Income Taxes or other material Taxes, “a reasonable amount of time” means at least thirty (30) days prior to the Due Date).  The Parties shall attempt to resolve any dispute regarding the preparation of such Tax Return through good faith negotiation before resorting to the dispute resolution procedures contained in Section 8.1.  In the event that any such dispute is not resolved prior to the Due Date, the Tax Return shall be timely filed and subsequently amended as necessary to reflect the resolution of such dispute.

Section 3.8                           Review Rights and Reimbursement—Taxes for Which Non-Preparing Party is Responsible.  If a Tax Return prepared by an Infrastructurco Entity or a Flowco Entity pursuant to Section 3.1 reflects Taxes for which Flowco or Infrastructurco, respectively, is responsible under Section 2.1, the Party responsible for preparing such Tax Return under Section 3.1 shall deliver a draft of such Tax Return (or of the relevant portions of such Tax Return), together with a written calculation of the amount of Taxes reflected thereon for which the non-preparing Party is responsible under Section 2.1, to the non-preparing Party for its review and comment, such delivery to be made a reasonable amount of time prior to the Due Date (it being understood and agreed that in the case of any such Tax Return for U.S. federal Income Taxes or other material Taxes, “a reasonable amount of time” means at least thirty (30) days prior to the Due Date).  The non-preparing Party shall pay the preparing Party the amount of Taxes for which the non-preparing Party is responsible under Section 2.1 at least two (2) business days before the Due Date for the payment of such Taxes (whether or not the non-preparing Party disputes such amount).  The Parties shall attempt to resolve any dispute regarding the preparation of such Tax Return or the amount of Taxes reflected thereon for which the non-preparing Party is responsible under Section 2.1 through good faith negotiation before resorting to the dispute resolution procedures contained in Section 8.1.  In the event that any such dispute is not resolved prior to the Due Date, the Tax Return shall be timely filed and subsequently amended as necessary to reflect the resolution of such dispute, and/or the preparing Party shall return to the non-preparing Party any amounts paid by the non-preparing Party but which are determined to be the responsibility of the preparing Party under Section 2.1, as applicable.

Section 3.9                           Refund Payments.  A Party that receives a Refund to which the other Party is entitled in whole or in part under Section 2.2 shall pay to the other Party the portion to which the other Party is entitled, net of any Taxes or other costs (other than Tax Return preparation expenses) incurred by the preparing Party in connection with the receipt or accrual of such Refund and attributable to such portion, within ten (10) days after (a) receipt of the Refund in cash or (b) the filing of the relevant Tax Return (in the case of a Refund that is a credit against payment of future Taxes).

Section 3.10                    Expenses.  Notwithstanding anything to the contrary herein, each Party shall bear its own expenses in preparing any Tax Return governed by Section 3.1.

Section 3.11                    German Tax Payment.  To the extent required by German law, SPX U.L.M. GmbH shall contribute cash to SPX Cooling Technologies Leipzig GmbH equal to the amount of the combined tax loss sustained by Infrastructurco Entities organized under German law.  In the event SPX U.L.M. GmbH contributes cash to SPX Cooling Technologies Leipzig GmbH pursuant to the previous sentence, Infrastructurco shall, at the same time, make a payment of equivalent amount to Flowco.

ARTICLE IV
TAX-FREE STATUS OF THE TRANSACTIONS

Section 4.1                           Representations and Warranties.

(a)                                 By Flowco.  Flowco hereby represents and warrants that the facts presented and the statements and representations made in the Tax Materials are true, correct and complete in all respects to the extent they relate to any Flowco Entity with respect to any period of time following the Effective Time.

(b)                                 By SPX.  SPX hereby represents and warrants that the facts presented and the statements and representations made in the Tax Materials are true, correct and complete in all respects to the extent they relate to either (i) any Infrastructurco Entity, whether preceding or following the Effective Time or (ii) any Flowco Entity with respect to any period of time preceding the Effective Time.

(c)                                  No Contrary Knowledge.  Each of SPX and Flowco represents and warrants that it knows of no fact (after due inquiry) that may adversely affect the Tax-Free Status of the Transactions.

(d)                                 No Contrary Plan.  Each of SPX and Flowco represents and warrants that neither it nor any of its Affiliates has any plan or intention to take any action, or to fail to take any action, in a manner that would be inconsistent with any fact presented or statement or representation made in the Tax Materials.

Section 4.2                           Prohibited Events.

(a)                                 From the Effective Time to the first day following the second anniversary of the Distribution, neither Flowco nor Infrastructurco may (each of the following actions and events, a “Prohibited Event”):

(i)                                     (A) with respect to Flowco, fail to cause to be continued the active conduct of the Flowco Business as conducted immediately prior to the Distribution, or (B) with respect to Infrastructurco, fail to cause to be continued the active conduct of the Infrastructurco Business as conducted immediately prior to the Distribution;

(ii)                                  voluntarily dissolve or liquidate (or take any other action that would be treated as a liquidation for U.S. federal income tax purposes);

(iii)                               (A) with respect to Flowco, cause or permit to occur any event (or series of events) involving the capital stock of Flowco, any assets of Flowco or any assets of any Flowco Entity, or (B) with respect to Infrastructurco, permit to occur any event (or series of events) involving the capital stock of Infrastructurco, any assets of Infrastructurco or any assets of any Infrastructurco Entity, in each case, that adversely affects, or could reasonably be expected to adversely affect, the Tax-Free Status of the Transactions;

(iv)                              (A) with respect to Flowco, cause or permit to occur any transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by management or shareholders, is a hostile acquisition, or otherwise, that would, when combined with any other direct or indirect changes in stock ownership, result in a direct or indirect acquisition (within the meaning of Section 355(e) of the Code) of 40% or more of (1) the value of all outstanding shares of stock or (2) the total combined voting power of all outstanding shares of voting stock, in either case, of Flowco, as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction in such series, or (B) with respect to Infrastructurco, permit to occur any transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by management or shareholders, is a hostile acquisition, or otherwise, that would, when combined with any other direct or indirect changes in stock ownership, result in a direct or indirect acquisition (within the meaning of Section 355(e) of the Code) of 40% or more of (1) the value of all outstanding shares of stock or (2) the total combined voting power of all outstanding shares of voting stock, in either case, of Infrastructurco, as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction in such series; or

(v)                                 (A) with respect to Flowco, take or permit to be taken by any Flowco Entity any other action that (1) would be inconsistent with any fact presented or statement or representation made in the Tax Materials or any representation, warranty or covenant contained herein or (2) adversely affects, or could reasonably be expected to adversely affect, the Tax-Free Status of the Transactions, or (B) with respect to Infrastructurco, take or permit to be taken by any Infrastructurco Entity any other action that (1) would be inconsistent with any fact presented or statement or representation made in the Tax Materials or any representation, warranty or covenant contained herein or (2) adversely affects, or could reasonably be expected to adversely affect, the Tax-Free Status of the Transactions;

provided, however, that the following actions shall not be taken into account for purposes of this Section 4.2(a) (and shall be excluded from the definition of “Prohibited Event”):

(vi)                              any repurchase by Flowco or by Infrastructurco of stock of Flowco or Infrastructurco, respectively, that (A) satisfies the requirements set forth in Section 4.05(1)(b) of Revenue Procedure 96-30, 1996-1 C.B. 696 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48, 2003-2 C.B. 86), (B) could not reasonably be expected to adversely affect the Tax-Free Status of the Transactions, and (C) is not an acquisition that would be taken into account in applying Section 355(e)(2)(A)(ii) of the Code;

(vii)                           any adoption of, or issuance of stock pursuant to, a shareholder rights plan that is described in or is similar to the shareholder rights plan described in Revenue Ruling 90-11, 1990-1 C.B. 10; and

(viii)                        any issuance of stock that satisfies Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d).

(b)                                 Notwithstanding the general prohibition imposed by Section 4.2(a), either Party may cause or permit to occur a Prohibited Event if (i) such Party has provided to the other Party an Unqualified Tax Opinion, in form and substance reasonably satisfactory to the other Party, that such Prohibited Event will not adversely affect the Tax-Free Status of the Transactions, (ii) such Party has received a private letter ruling from the IRS that such Prohibited Event will not adversely affect the Tax-Free Status of the Transactions, or (iii) the other Party has consented in writing to such Prohibited Event; provided, however, that, for the avoidance of doubt, a Party’s satisfaction of the conditions described in this Section 4.2(b) shall not affect such Party’s responsibility under Section 2.1 for any Taxes attributable to such Prohibited Event.  In determining whether an Unqualified Tax Opinion is satisfactory, the other Party may consider, among other factors, the appropriateness of any assumptions or representations supporting such Unqualified Tax Opinion and the strength of any reasoning contained therein.

Section 4.3                           Procedures Regarding Opinions and Rulings.

(a)                                 Except with respect to the Ruling Request, neither Infrastructurco nor Flowco may seek any guidance from the IRS or any other Taxing Authority (whether written, verbal or otherwise) at any time concerning the Restructuring, the Flowco Asset Transfer, the Distribution or the Deconsolidation without the other Party’s prior written consent (which may not be unreasonably conditioned, delayed or withheld).  The Parties shall cooperate in good faith regarding any such request for guidance undertaken with such consent.

(b)                                 Each Party shall use its reasonable best efforts to comply with any reasonable request made by the other Party in connection with any attempt by such other Party to secure an Unqualified Tax Opinion regarding a Prohibited Event.

Section 4.4                           Protective Section 336(e) Elections.  Infrastructurco and Flowco shall make a protective election under Section 336(e) of the Code (and any similar election under state or local law) in accordance with Treasury Regulations Section 1.336-2(h) and (j) (and any applicable provisions under state and local law), and shall cooperate in the timely completion and/or filings of such elections and any related filings or procedures (including filing or amending any Tax Returns to implement a protective election that becomes effective) and the execution of any necessary agreements, with respect to (i) the Distribution and (ii) such qualified stock dispositions of Subsidiaries of Flowco as Flowco shall designate resulting from the asset sales deemed to occur pursuant to the protective elections under Section 336(e) of the Code contemplated by this Section 4.4.  This Section 4.4 is intended to constitute a binding, written agreement to make an election under Section 336(e) of the Code with respect to the Distribution and deemed sales of subsidiaries.  To the extent the protective elections contemplated by this Section 4.4 result in Tax Benefits, Section 2.4 contains a payment obligation with respect to such Tax Benefits in certain cases.

Section 4.5                           Consistent Reporting.  Each of Infrastructurco and Flowco covenants and agrees that it will not take, and will cause its respective Affiliates to refrain from taking, any position on any Tax Return, in connection with any Tax Proceeding or otherwise that is inconsistent with the Tax-Free Status of the Transactions, notwithstanding any other provision herein, except to the extent otherwise required pursuant to a Final Determination.

ARTICLE V
TAX PROCEEDINGS

Section 5.1                           Notice.  Within ten (10) days after a Party or any of its Affiliates becomes aware of the commencement of a Tax Proceeding that (a) reasonably could be expected to have a material adverse effect on the other Party, (b) relates to Taxes or a Refund for which the other Party is responsible or to which the other Party is entitled under ARTICLE II, or (c) relates to Spin-Off Taxes or a Prohibited Event, such Party shall notify the other in writing of such Tax Proceeding, and shall promptly forward or make available copies of any written communications with a Taxing Authority in connection with such Tax Proceeding.  Any failure of a Party to comply with the preceding sentence shall not relieve the other Party of any indemnification obligation hereunder except to the extent that such Party is actually prejudiced by such failure.

Section 5.2                           Conduct.

(a)                                 General Rule.  To the extent feasible and requested by either Party, control of the conduct of any Tax Proceeding described in Section 5.1 shall be divided between the Parties in accordance with each Party’s economic interest in such Tax Proceeding, taking into account any indemnification obligations and the other provisions of this Agreement (e.g., each Party shall be entitled to control the conduct of any aspects of such Tax Proceeding that relate primarily to Taxes for which such Party is responsible under Section 2.1).  The Parties shall cooperate in good faith regarding any procedural or other aspects of such Tax Proceeding that do not implicate the economic interests of one Party disproportionately, and any disputes regarding the application of this Section 5.2(a) shall be resolved in accordance with Section 8.1.

(b)                                 Alternative Procedure.  If division of control of a Tax Proceeding as contemplated by Section 5.2(a) is not feasible, the Party whose economic interest in such Tax Proceeding is greater, taking into account any indemnification obligations and the other provisions of this Agreement, shall be entitled (but not obligated) to control the conduct of such Tax Proceeding.

(c)                                  Notice and Participation Rights.  The Party that controls the conduct of any Tax Proceeding (or portion thereof) pursuant to Section 5.2(a) or Section 5.2(b) shall, to the extent requested by the other Party:

(i)                                     keep the other Party reasonably and timely informed regarding such Tax Proceeding (or portion thereof);

(ii)                                  permit the other Party to attend any formally scheduled meetings with a Taxing Authority in relating to such Tax Proceeding (or portion thereof); and

(iii)                               not settle such Tax Proceeding (or portion thereof) without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned.

(d)                                 Power of Attorney.  Infrastructurco shall execute and deliver to Flowco (or Flowco’s designee) any power of attorney or other similar document reasonably requested by Flowco in connection with any Tax Proceeding regarding a Flowco Prohibited Event.

ARTICLE VI
COOPERATION

Section 6.1                           General Cooperation.  Each Party shall, and shall cause its Affiliates to, provide such cooperation or information relating to any Tax, Refund, Tax Return or Tax Proceeding as the other Party (or any of its Affiliates) reasonably requests in writing, including by making its employees, advisors, and facilities available, without charge, on a reasonable and mutually convenient basis.

Section 6.2                           Retention of Records.  Each Infrastructurco Entity and Flowco Entity shall retain or cause to be retained all Tax Returns, schedules and work papers, and all material records or other documents relating thereto in their possession, until sixty (60) days after the expiration of the applicable statute of limitations (including any waivers or extensions thereof) of the taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional period that either Party reasonably requests, in writing, with respect to specific material records and documents. A Party (or Affiliate thereof) intending to destroy any material records or documents shall provide the other Party with reasonable advance notice and the opportunity to copy or take possession of such records and documents.  Either Party shall notify the other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

ARTICLE VII
INDEMNIFICATION

Section 7.1                           Survival.  Except as otherwise contemplated by this Agreement, all covenants, agreements, indemnities, representations and warranties contained herein shall survive the Effective Time and shall remain in full force and effect thereafter.

Section 7.2                           Indemnification by Infrastructurco.  Infrastructurco shall indemnify and hold the Flowco Entities harmless from and against, without duplication, all Taxes for which Infrastructurco is responsible pursuant to Section 2.1(a), and any reasonable out-of-pocket costs or expenses related thereto (excluding any expenses governed by Section 3.10).

Section 7.3                           Indemnification by Flowco.  Flowco shall indemnify and hold the Infrastructurco Entities harmless from and against, without duplication, all Taxes for which Flowco is responsible pursuant to Section 2.1(b), and any reasonable out-of-pocket costs or expenses related thereto (excluding any expenses governed by Section 3.10).

Section 7.4                           Flowco Gross-Up Obligation.  If Flowco makes an indemnity or reimbursement payment to any Infrastructurco Entity attributable to any Flowco Prohibited Event, such indemnity or reimbursement payment shall be increased to take into account any Taxes of such Infrastructurco Entity resulting from the receipt of such indemnity or reimbursement payment.  For this purpose, the amount of such Taxes shall be determined assuming that such Infrastructurco Entity is taxed at the highest applicable marginal rate then in effect and has no Tax Attributes.

Section 7.5                           Characterization of Indemnification and Reimbursement Payments.  For all Tax purposes, Infrastructurco and Flowco agree to treat any indemnification or reimbursement or other similar payment made hereunder (other than any payment of interest accruing after the Distribution Date) as an adjustment to the amount of cash transferred between Infrastructurco and Flowco in the Flowco Asset Transfer.

ARTICLE VIII
MISCELLANEOUS

Section 8.1                           Dispute Resolution.  In the event of any dispute between the Parties as to any matter covered by this Agreement that cannot be timely resolved through good faith negotiation:

(a)                                 if the amount in dispute is less than $10,000,000, the Parties shall appoint a nationally-recognized independent public accounting firm or law firm to resolve such dispute; and

(b)                                 if the amount in dispute equals or exceeds $10,000,000, the Parties shall appoint a panel of three nationally-recognized independent public accounting firms and/or law firms to resolve such dispute by majority decision, unless the Parties mutually agree instead to resolve such dispute (i) under Section 8.1(a), (ii) by using the dispute resolution procedures set forth in the Separation Agreement, or (iii) in some other way.

The Parties agree that the resolution of such dispute pursuant to this Section 8.1 shall be final and conclusive and binding on the Parties and that any fees and expenses related to the resolution of such dispute shall be borne by the non-prevailing Party.

Section 8.2                           Tax Sharing Agreements.  Any Tax sharing, indemnification or similar agreement between an Infrastructurco Entity and a Flowco Entity (other than any such agreement entered into in connection with the Transactions) shall be terminated as of no later than the Effective Time and, after the Effective Time, no Infrastructurco Entity or Flowco Entity shall have any further rights or obligations under any such Tax sharing, indemnification or similar agreement.

Section 8.3                           Specific Performance.  The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms.  Accordingly, it is hereby agreed that the Parties shall be entitled to (i) an injunction or injunctions to enforce specifically the terms and provisions hereof, (ii) provisional or temporary injunctive relief in accordance therewith in any Delaware Court, and (iii) enforcement of any such award of an arbitral tribunal or a Delaware Court in any court of the United States, or any other any court or tribunal sitting in any state of the United States or in any foreign country that has jurisdiction, this being in addition to any other remedy or relief to which they may be entitled.

Section 8.4                           Interest.  Any amount not paid when due pursuant to this Agreement shall bear interest at a rate per annum equal to the then effective Prime Rate plus 2% (or the maximum legal rate, whichever is lower), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

Section 8.5                           Coordination with the Separation Agreement and Other Ancillary Agreements.  This Agreement constitutes part of a more comprehensive agreement between the Parties, the other provisions of which are contained in the Separation Agreement and the other Ancillary Agreements.  Any general provision contained in the Separation Agreement (e.g., the provisions of Section 1.2 and ARTICLE X thereof) shall apply to this Agreement, mutatis mutandis, as though included herein, except to the extent the subject matter of such provision is expressly provided for herein.  In the event of any conflict between this Agreement and the Employee Matters Agreement regarding employee compensation or benefits matters, the Employee Matters Agreement shall control.

Section 8.6                           Effective Date.  This Agreement shall become effective only upon the occurrence of the Distribution.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

SPX Corporation
By
Name:
Title:

SPX FLOW, Inc.
By
Name:
Title: